UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

QUEPASA CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74833W206

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74833W206                                                    13G/A                                             Page 2 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric W. Levin

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

223,191

6.

SHARED VOTING POWER

985,502

7.

SOLE DISPOSITIVE POWER

223,191

8.

SHARES DISPOSITIVE POWER

985,502

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,208,693

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.9%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 3 of 24 Pages

1.

NAME OF REPORTING PERSONS

Wende A. Cohen

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

19,300

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

19,300

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,300

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 4 of 24 Pages

1.

NAME OF REPORTING PERSONS

Sefra A. Levin

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

3,500

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

3,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 5 of 24 Pages

1.

NAME OF REPORTING PERSONS

Jesse A. Levin

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

2,500

7.

SOLE DISPOSITIVE POWER

0

8.

SHARES DISPOSITIVE POWER

2,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 6 of 24 Pages

1.

NAME OF REPORTING PERSONS

Wende Cohen Custodian for Sarah Jane Cohen UTMA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

13,275

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

13.275

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,275

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 7 of 24 Pages

1.

NAME OF REPORTING PERSONS

Wende Cohen Custodian for Clayton Alexander Cohen UTMA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

12,500

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

12,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 8 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Trustee Kim E. Levin Trust

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

7,500

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

7,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 9 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Trustee Amy G. Levin Trust

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

2,460

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

2,460

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,460

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 10 of 24 Pages

1.

NAME OF REPORTING PERSONS

Martha J. Levin

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

17,100

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

17,100

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,100

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 11 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

4,000

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

4,000

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,000

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 12 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

400

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

400

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 13 of 24 Pages

1.

NAME OF REPORTING PERSONS

Carla Strobel

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

2,675

6.

SHARED VOTING POWER

2,500

7.

SOLE DISPOSITIVE POWER

2,675

8.

SHARES DISPOSITIVE POWER

2,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,175

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 14 of 24 Pages

1.

NAME OF REPORTING PERSONS

John Brophy Custodian for Abygaele Evelyn Brophy UTMA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

2,500

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

2,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 15 of 24 Pages

1.

NAME OF REPORTING PERSONS

John Brophy Custodian for Catherine Mary Brophy UTMA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

2,500

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

2,500

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 16 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Custodian for Henry Levin UTMA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

11,282

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

11,282

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,500

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 74833W206                                                    13G/A                                             Page 17 of 24 Pages

1.

NAME OF REPORTING PERSONS

Puddy & Doggie, LLC

20-8519143

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

19,800

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

19,800

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,800

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

LLC

CUSIP NO. 74833W206                                                    13G/A                                             Page 18 of 24 Pages

1.

NAME OF REPORTING PERSONS

Valcor Partners, LLC

20-3873083

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

19,400

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

19,400

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,400

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

LLC

CUSIP NO. 74833W206                                                    13G/A                                             Page 19 of 24 Pages

1.

NAME OF REPORTING PERSONS

Amy L. Greenbaum

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

5,000

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

5,000

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 20 of 24 Pages

1.

NAME OF REPORTING PERSONS

Marilyn Kern

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

3,000

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

3,000

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,000

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 74833W206                                                    13G/A                                             Page 21 of 24 Pages

1.

NAME OF REPORTING PERSONS

Fredric Levin Roth IRA

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

None.

6.

SHARED VOTING POWER

836,985

7.

SOLE DISPOSITIVE POWER

None.

8.

SHARES DISPOSITIVE POWER

836,985

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

836,985

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.

TYPE OF REPORTING PERSON

EP

Item 1.

(a)

Name of issuer:   Quepasa Corporation

(b)

Address of issuer’s principal executive offices:

7550 E. Redfield Rd., Suite A

Scottsdale, AZ 85260

Item 2.

(a)

Names of persons filing:  See Cover Pages, Item 1.  This Amendment No. 5 is being filed to reflect the holdings of the Reporting Persons as of December 31, 2010.

(b)

Address of principal business office or, if none, residence:

All Reporting Persons (as defined below), except for the individuals reported below:

c/o Fredric W. Levin

16 S. Main Street #303

Norwalk, CT  06854

Carla Strobel

29 Blue Ribbon Drive

Westport, CT 06880

Jesse A. Levin and/or Sefra A. Levin

30 Beachside Avenue

Westport, CT 06880

John Brophy (as custodian)

373 South River Road

Calverton, NY  11933

Marilyn Kern

225 Central Park West

Apt. 1501

New York, NY  10024

(c)

Citizenship:  See Cover Pages, Item 4.

(d)

Title of class of securities:   Common Stock (including securities which represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1))

(e)

CUSIP No.:   74833W206

Item 3. Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable.

Item 4. Ownership

See Cover Pages, Items 5 through 11.

Amounts shown as beneficially owned are as of December 31, 2010.  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 15,271,480 shares of Common Stock outstanding as of December 29, 2010, as reflected in the Issuer’s Form S-1 filed December 29, 2010.

The securities are held directly by the various parties listed on the cover pages (the “Reporting Persons”).  Fredric Levin shares voting and investment control over such securities (other than 2,675 shares held by Carla Strobel) and may be deemed to be the beneficial owner of such securities.  Jesse Levin owns 100% of the interests in Valcor Partners, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.  Sefra A. Levin owns 100% of the interests in Puddy & Doggie, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the securities of the Company. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by him, her or it, as the case may be.

Item 5. Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See identities of Reporting Persons on cover pages.  See disclaimer in Item 4.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Each of the undersigned hereby agrees that this Amendment to Schedule 13G with respect to the shares of Common Stock of Quepasa Corporation has been filed on behalf of the undersigned.  After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  February 8, 2011

Fredric W. Levin

Wende A. Cohen

Sefra A. Levin

Jesse A. Levin

Wende Cohen Custodian for Sarah Jane Cohen UTMA

Wende Cohen Custodian for Clayton Alexander Cohen UTMA

Fredric Levin Trustee Kim E. Levin Trust

Fredric Levin Trustee Amy G. Levin Trust

Martha J. Levin

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

Carla Strobel

Fredric Levin Custodian for Henry Levin UTMA

Puddy & Doggie, LLC

Valcor Partners, LLC

Amy L. Greenbaum

John Brophy Custodian for Catherine Mary Brophy UTMA

John Brophy Custodian for Abygaele Evelyn Brophy UTMA

Marilyn Kern

Fredric W. Levin Roth IRA

By:	/s/ Fredric Levin
Fredric W. Levin,
Individually and as
Attorney-in-fact for the
above-listed Reporting Persons